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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American HomePatient, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-56313 and No. 333-56317) of American HomePatient, Inc. and subsidiaries on Form S-8 of our report dated March 26, 2004, relating to the consolidated balance sheet of American HomePatient, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, shareholders' (deficit) equity, and cash flows for the year ended December 31, 2003 and the related schedule, which report appears in the December 31, 2003 annual report on Form 10-K of American HomePatient Inc.


Nashville, Tennessee
March 31, 2004